Filed Pursuant to Rule 433

Registration No. 333-192513-06

$1+ bln Santander Drive Auto Receivables Trust 2015-2

Joint-Leads: RBC (str), Barclays

Co-Mgrs: BMO, BNP, CS, Santander

CL	$SIZE(MM)	SP/MDY	WAL	WIN	EXP	LGL	SPRD	YLD%	CPN%	$Px
A-1	223.100	A-1+/P-1	0.21	1-5	09/15	05/16/16		0.450	0.45	100.00000
A-2A	70.000	AAA/Aaa	0.95	5-19	11/16	09/17/18	EDSF+45	0.882	0.88	99.99964
A-2B	313.000	AAA/Aaa	0.95	5-19	11/16	09/17/18	1ML+45	1mL+45		100.00000
A-3	116.132	AAA/Aaa	1.85	19-25	05/17	04/15/19	EDSF+50	1.230	1.22	99.98748
B	161.630	AA/Aa1	2.41	25-33	01/18	01/15/20	ISWP+95	1.838	1.83	99.99766
C	178.840	A/A1	3.21	33-45	01/19	04/15/21	ISWP+135	2.461	2.44	99.97392
D	106.620	BBB/Baa2	3.97	45-49	05/19	04/15/21	ISWP+175	3.040	3.02	99.99661
E	68.790	BB+/Ba2	4.06	49-49	05/19	09/15/22	RETAINED/NOT OFFERED

*Class A2 offered fixed/floating, sized to demand

Expected Settle	: 04/22/15	BBERG Ticker	: SDART 2015-2
First Pay Date	: 05/15/15	Expected Ratings	: S&P/Moody’s
Registration	: Public/SEC Registered	ERISA Eligible	: YES
Bill & Deliver	: RBC	PXG Speed	: 1.5% ABS to call
		Denoms	: $1k x $1k
		CUSIPS A-1	: 80284B AA2
		A-2A	: 80284B AB0
		A-2B	: 80284B AC8
		A-3	: 80284B AD6
		B	: 80284B AE4
		C	: 80284B AF1
		D	: 80284B AG9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.